News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Third Quarter 2018 Financial and Operating Results

LEXINGTON, KY (November 7, 2018) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2018. For the quarter, the Partnership reported a net loss of $4.5 million and Adjusted EBITDA of $4.2 million, compared to net income of $1.7 million and Adjusted EBITDA of $7.9 million in the third quarter of 2017. Diluted net loss per common unit was $0.40 for the quarter compared to diluted net loss per common unit of zero for the third quarter of 2017. Total revenues for the quarter were $72.6 million, with coal sales generating $71.9 million of the total, compared to total revenues of $56.7 million and coal revenues of $56.3 million in the third quarter of 2017. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been declared for common or subordinated units for the quarter ended September 30, 2018.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “During the current quarter, we experienced modest improvements in rail service, which contributed to increased sales particularly for our export coal orders. On the cost side, we experienced an escalation of steel prices that increased our roof support costs as well as increases in fuel pricing, both of which affected our margins. Looking ahead to 2019, coal pricing has improved across all our business segments for both met and thermal coal. We have over 85% of our 2019 coal production contracted at prices exceeding our 2018 benchmark. In particular, met coal prices have improved both domestically and internationally. In addition, we have seen thermal coal pricing improve in our CAPP and NAPP segments year-over-year as well. As we prepare to move into 2019, we believe there will be additional opportunities to market any uncontracted coal on the spot market for prices that could exceed our current contracted pricing. With the improved coal prices, we expect margins to improve as we maintain strong cost controls in our mining operations.

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Despite the ongoing robust coal market demand, we again experienced delays in rail service late in the third quarter due to weather conditions that temporarily closed east coast export terminals, which impacted our financial results for the quarter versus our expectations. We also experienced substantial demurrage costs in the third quarter from shipments that were delayed due to previous rail constraints from weather conditions experienced earlier in the year. In addition, our Pennyrile operation experienced adverse geological conditions during the third quarter that adversely affected their financial results. At Castle Valley, we also incurred increased costs as we began to transition our coal mining operations to an adjacent coal seam at this location. Rail service has improved substantially in the past couple of weeks and we have relocated our mining areas at Pennyrile to improve our future production at this location. We also expect cost at Castle Valley to improve as we complete our transition to the adjacent mining area. With reliable rail service and improved pricing for 2019, we believe next year’s financial performance will be very strong for Rhino.

At our Central Appalachia operations, we are contracted for substantially all of our coal production in the fourth quarter of 2018 with the remainder expected to be sold on the currently tight spot market. In Central Appalachia, approximately 72% of our full-year 2019 thermal and met coal production has been contracted at increased prices compared to this year. Our Pennyrile, Castle Valley and Hopedale operations are substantially sold out for 2019 at prices that are above our current year levels, while we continue to fulfill our fourth quarter, fully contracted positions at these locations. In addition, we have executed long-term contracts with various utility customers for thermal coal for 2020 at both Pennyrile and Castle Valley.

We continue to focus on providing a safe working environment for all of our employees that is exemplified by our outstanding safety record. Our commitment to being responsible environmental stewards was recently recognized as our CAM Mining operating subsidiary in eastern Kentucky received the “2018 KY Excellence in Reclamation Award” during the governor’s conference on energy and the environment. We are proud of the employees that achieved this award and the excellence they have shown in their post-mine reclamation work.

We expect continued strong market demand, reliable rail service and increased year-over-year prices at all of our operations to provide positive financial results for 2019, which will bring value to our unitholders.”

Coal Operations Update

Central Appalachia

●	Coal revenues were $43.9 million, versus $27.9 million in the prior year and $28.1 million in the prior quarter. The increase in revenue from the prior year was primarily due to the increase in demand for met and steam coal tons sold from this basin. Coal revenues per ton in the quarter were $83.59 versus $73.02 in the prior year and $67.05 in the prior quarter. The increase was primarily due to the higher contracted prices for our met coal sold from this region. Metallurgical coal revenue per ton in the quarter was $113.17 versus $92.93 in the prior year and $98.12 in the prior quarter. Steam coal revenue in the quarter was $53.64 per ton versus $51.82 in the prior year and $49.41 in the prior quarter. Sales volume was 525,000 tons in the quarter versus 382,000 tons in the prior year and 419,000 tons in the prior quarter.

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●	Cost of operations per ton in the quarter was $60.75 versus $54.73 in the prior year and $55.69 in the prior quarter. The increase in cost of operations per ton from the prior year was primarily due to the increase in the price of diesel fuel, contract services and equipment maintenance in the current quarter.
●	Demurrage costs related to met coal export orders of approximately $0.9 million were recognized in freight and handling costs in the current quarter.

Pennyrile

●	Sales volume was 319,000 tons, versus 316,000 tons in the prior year and 347,000 tons in the prior quarter. The decrease in tons sold in the third quarter of 2018 versus the second quarter was primarily the result of adverse geological conditions encountered at our Pennyrile mining complex during the third quarter of 2018.
●	For the third quarter, coal revenues per ton decreased to $39.22 compared to $47.37 in the prior year and $39.22 in the prior quarter. The decrease from the prior year was due to a decrease in contracted prices.
●	Cost of operations per ton was $43.00 versus $41.40 in the prior year and $38.86 in the prior quarter. The increase in cost of operations per ton was primarily the result of the adverse geological conditions discussed above.

Rhino Western

●	Coal revenues per ton in the quarter were $35.06 versus $37.53 in the prior year and $35.86 in the prior quarter. Coal revenues per ton decreased year-over-year due to lower contracted prices for coal sold from our Castle Valley operation.
●	Sales volume was 293,000 tons versus 242,000 tons in the prior year and 241,000 tons in the prior quarter. The increase in coal sales from the prior periods was due to an increase in customer demand for coal sold from our Castle Valley operation.
●	Cost of operations per ton was $31.35 versus $27.48 in the prior year and $31.44 in the prior quarter. The cost of operations per ton increased during the current quarter compared to the prior year as we began to transition our coal mining operation at Castle Valley to an adjacent coal seam at this operation.

Northern Appalachia

●	Sales volume was 119,000 tons, versus 106,000 tons in the prior year and 96,000 tons in the prior quarter. Sales were higher period-over-period due to increased sales volumes from our Hopedale operation as we experienced increased demand for coal from the Northern Appalachia region.
●	For the third quarter, coal revenues per ton was $44.05 versus $41.38 in the prior year and $40.79 in the prior quarter. The increase was primarily due to higher contracted prices for tons sold from our Hopedale complex compared to the same period in 2017.
●	Cost of operations per ton was $53.33 compared to $46.73 in the prior year and $58.40 in the prior quarter. The increase in cost of operations per ton was primarily the result of an increase in maintenance costs and costs for outside services. We also encountered difficult geological conditions in some areas of the mine at the Hopedale operation.

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Capital Expenditures

●	Maintenance capital expenditures for the third quarter were approximately $3.4 million.
●	Expansion capital expenditures for the third quarter were approximately $1.1 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q4 2018		Year 2019		Year 2020
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$41.13	549,491	$40.83	1,290,000	$39.27	670,000
Rhino Western	$35.00	277,947	$38.70	300,000	$38.70	300,000
Central Appalachia	$70.05	455,754	$72.43	937,275	$99.07	176,375
Total	$50.07	1,283,192	$52.30	2,527,275	$48.32	1,146,375

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items including provision for doubtful accounts. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

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Overview of Financial Results

Results for the three months ended September 30, 2018 included:

●	Adjusted EBITDA from continuing operations of $4.2 million and net loss from continuing operations of $4.5 million compared to Adjusted EBITDA from continuing operations of $8.2 million and net income from continuing operations of $2.1 million in the third quarter of 2017. Adjusted EBITDA decreased period-over-period primarily due to the decrease in net income at our Pennyrile mining operation in western Kentucky. Including net loss from discontinued operations of approximately $0.4 million, total net income for the three months ended September 30, 2017 was $1.7 million while Adjusted EBITDA was $7.9 million. The Partnership did not incur a gain or loss from discontinued operations for the third quarter of 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.40 compared to basic and diluted net income per common unit from continuing operations of $0.03 for the third quarter of 2017.
●	Coal sales were 1.3 million tons, which was an increase of 20.1% compared to the third quarter of 2017, primarily due to increased sales from the Central Appalachia and Rhino Western mining operations.
●	Total revenues and coal revenues from continuing operations of $72.6 million and $71.9 million, respectively, compared to $56.7 million and $56.3 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $57.25 compared to $53.86 for the third quarter of 2017, an increase of 6.3% primarily due to the increase in contracted sale prices for tons sold from the Central Appalachia segment.
●	Cost of operations from continuing operations of $60.8 million compared to $44.8 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the third quarter of 2018. We also experienced a cost increase for diesel fuel, contract services and equipment maintenance at the Central Appalachia mining operations during the current period.
●	Cost of operations per ton from continuing operations of $48.43 compared to $42.83 for the third quarter of 2017, an increase of 13.1%.

Total coal revenues from continuing operations increased approximately 27.7% and coal revenues per ton increased approximately 6.3% period-over-period primarily due to higher contracted prices for tons sold during the third quarter of 2018 compared to the same period in 2017. Total cost of production from continuing operations increased by 35.8% during the third quarter of 2018 primarily due to an increase of $11.0 million in total cost of operations in Central Appalachia, which was the result of increased production in Central Appalachia due to the increase in demand for met and steam coal from this region.

Results for the nine months ended September 30, 2018 included:

●	Adjusted EBITDA from continuing operations of $13.2 million and net loss from continuing operations of $10.4 million compared to Adjusted EBITDA from continuing operations of $19.9 million and net income from continuing operations of $0.7 million in the first nine months of 2017. Adjusted EBITDA from continuing operations decreased period to period primarily due to the decrease in net income at the Pennyrile and Central Appalachia operations. Net loss was positively impacted by the $6.5 million gain recognized on the sale of Mammoth Inc. shares during the first half of 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.86 compared to basic and diluted net loss per common unit from continuing operations of $0.24 for the first nine months of 2017.
●	Coal sales were 3.4 million tons, which was an increase of 13.7% compared to the first nine months of 2017, primarily due to increased sales from the Central Appalachia operations.
●	Total revenues and coal revenues of $182.3 million and $180.4 million, respectively, compared to $162.9 million and $161.8 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $52.58 compared to $53.63 for the first nine months of 2017, a decrease of 2.0% primarily due to lower contracted prices at the Pennyrile mining operation.
●	Cost of operations from continuing operations of $160.0 million compared to $132.9 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increased demand for met and steam coal during the first nine months of 2018.
●	Cost of operations per ton from continuing operations of $46.65 compared to $44.06 for the first nine months of 2017, an increase of 5.9%, which was primarily the result of increases in diesel fuel, contract services and equipment maintenance at our Central Appalachia operations during the period.

Total coal revenues increased approximately 11.5% period-over-period primarily due to an increase in met and steam coal tons sold in Central Appalachia as the Partnership experienced increased demand for met and steam coal from this region during the period. Coal revenues per ton decreased by 2.0% resulting from lower contracted prices for tons sold from the Pennyrile operation in the Illinois Basin compared to the same period of 2017. Total cost of production increased by 20.4% due to an increase of $22.4 million in total cost of operations at our Central Appalachia operations as demand for met and steam coal from this region increased during the nine months ended September 30, 2018.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended September 30, 2018, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	Third Quarter 2018	Third Quarter 2017	% Change* 3Q18 / 3Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Central Appalachia
Coal revenues	$43.9	$27.9	57.4%	$102.8	$76.8	34.0%
Total revenues	$43.9	$27.9	57.4%	$102.9	$76.9	34.0%
Coal revenues per ton*	$83.59	$73.02	14.5%	$73.37	$70.38	4.2%
Cost of operations	$31.9	$20.9	52.6%	$82.1	$59.7	37.4%
Cost of operations per ton*	$60.75	$54.73	11.0%	$58.56	$54.76	6.9%
Tons produced	0.445	0.406	9.5%	1.333	1.136	17.4%
Tons sold	0.525	0.382	37.5%	1.402	1.091	28.5%
Northern Appalachia
Coal revenues	$5.2	$4.4	19.9%	$12.8	$10.5	21.6%
Total revenues	$5.9	$4.8	23.1%	$14.4	$11.5	25.2%
Coal revenues per ton*	$44.05	$41.38	6.5%	$42.17	$41.96	0.5%
Cost of operations	$6.3	$4.9	28.5%	$17.0	$13.0	30.2%
Cost of operations per ton*	$53.33	$46.73	14.1%	$56.07	$52.11	7.6%
Tons produced	0.103	0.097	6.9%	0.291	0.252	15.3%
Tons sold	0.119	0.106	12.6%	0.304	0.252	21.0%
Rhino Western
Coal revenues	$10.3	$9.1	12.9%	$27.0	$25.1	7.3%
Total revenues	$10.3	$9.1	12.9%	$27.0	$25.1	7.3%
Coal revenues per ton*	$35.06	$37.53	(6.6%)	$35.58	$37.99	(6.4%)
Cost of operations	$9.2	$6.6	37.9%	$22.8	$20.1	13.7%
Cost of operations per ton*	$31.35	$27.48	14.1%	$30.06	$30.30	(0.8%)
Tons produced	0.245	0.267	(8.1%)	0.749	0.691	8.4%
Tons sold	0.293	0.242	20.9%	0.758	0.662	14.6%
Illinois Basin
Coal revenues	$12.5	$14.9	(16.3%)	$37.8	$49.4	(23.5%)
Total revenues	$12.5	$14.9	(16.3%)	$37.8	$49.4	(23.6%)
Coal revenues per ton	$39.22	$47.37	(17.2%)	$39.05	$48.71	(19.8%)
Cost of operations	$13.7	$13.1	5.1%	$39.2	$41.8	(6.2%)
Cost of operations per ton	$43.00	$41.40	3.9%	$40.59	$41.26	(1.6%)
Tons produced	0.293	0.296	(1.0%)	0.941	1.007	(6.5%)
Tons sold	0.319	0.316	1.2%	0.967	1.013	(4.6%)
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.0	n/a	$0.2	$0.0	704.4%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	($0.3)	($0.7)	(59.1%)	($1.1)	($1.7)	(35.8%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$71.9	$56.3	27.7%	$180.4	$161.8	11.5%
Total revenues	$72.6	$56.7	28.0%	$182.3	$162.9	11.9%
Coal revenues per ton*	$57.25	$53.86	6.3%	$52.58	$53.63	(2.0%)
Cost of operations	$60.8	$44.8	35.8%	$160.0	$132.9	20.4%
Cost of operations per ton*	$48.43	$42.83	13.1%	$46.65	$44.06	5.9%
Tons produced	1.086	1.066	2.0%	3.314	3.086	7.4%
Tons sold	1.256	1.046	20.1%	3.431	3.018	13.7%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and costs of operations per ton are not presented for the Other category.

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Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Third Quarter 2018	Third Quarter 2017	% Change* 3Q18 / 3Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Met coal tons sold	264.0	196.8	34.2%	628.2	575.2	9.2%
Steam coal tons sold	260.6	184.8	41.0%	773.6	515.5	50.1%
Total tons sold	524.6	381.6	37.5%	1,401.8	1,090.7	28.5%

Met coal revenue	$29,875	$18,285	63.4%	$64,004	$50,131	27.7%
Steam coal revenue	$13,979	$9,580	45.9%	$38,840	$26,634	45.8%
Total coal revenue	$43,854	$27,865	57.4%	$102,844	$76,765	34.0%

Met coal revenues per ton	$113.17	$92.93	21.8%	$101.89	$87.16	16.9%
Steam coal revenues per ton	$53.64	$51.82	3.5%	$50.20	$51.66	(2.8%)
Total coal revenues per ton	$83.59	$73.02	14.5%	$73.37	$70.38	4.2%

Met coal tons produced	141.7	151.9	(6.7%)	392.2	504.6	(22.3%)
Steam coal tons produced	302.7	253.8	19.2%	941.8	631.8	49.1%
Total tons produced	444.4	405.7	9.5%	1,334.0	1,136.4	17.4%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Third Quarter 2018 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

###

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,568	$8,796
Restricted cash	-	7,116
Accounts receivable, net of allowance for doubtful accounts ($0.3 million as of September 30, 2018 and -0- as of December 31, 2017)	25,410	20,386
Inventories	9,542	12,860
Advance royalties, current portion	852	495
Investment in available for sale securities	3,029	11,165
Prepaid expenses and other	3,663	2,891
Total current assets	48,064	63,709
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	450,307	440,843
Less accumulated depreciation, depletion and amortization	(273,518)	(263,520)
Net property, plant and equipment	176,789	177,323
Advance royalties, net of current portion	7,837	7,901
Deposits - Workers’ Compensation and Surety Programs	8,209	-
Investment in unconsolidated affiliates	-	130
Restricted cash	-	5,209
Other non-current assets	29,354	28,508
TOTAL	$270,253	$282,780
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,661	$9,329
Accrued expenses and other	10,516	11,186
Accrued preferred distributions	1,788	6,038
Current portion of long-term debt	7,595	5,475
Current portion of asset retirement obligations	498	498
Total current liabilities	39,058	32,526
NON-CURRENT LIABILITIES:
Long-term debt, net of current portion	23,195	28,573
Asset retirement obligations, net of current portion	18,859	18,164
Other non-current liabilities	48,386	48,071
Total non-current liabilities	90,440	94,808
Total liabilities	129,498	127,334
COMMITMENTS AND CONTINGENCIES PARTNERS’ CAPITAL:
Limited partners	118,339	130,233
General partner	8,804	8,855
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Accumulated other comprehensive income	1,474	4,220
Total partners’ capital	140,755	155,446
TOTAL	$270,253	$282,780

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
REVENUES:
Coal sales	$71,866	$56,266	$180,383	$161,820
Other revenues	699	420	1,906	1,098
Total revenues	72,565	56,686	182,289	162,918
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	60,786	44,751	160,031	132,939
Freight and handling costs	5,848	1,237	8,225	1,832
Depreciation, depletion and amortization	5,629	5,060	16,733	16,037
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2,785	2,663	8,281	8,419
(Gain) on sale/disposal of assets—net	(784)	(83)	(7,217)	(38)
Total costs and expenses	74,264	53,628	186,053	159,189
(LOSS)/INCOME FROM OPERATIONS	(1,699)	3,058	(3,764)	3,729
INTEREST AND OTHER EXPENSE/(INCOME):
Interest expense	2,831	1,011	6,629	3,131
Interest income and other	-	(86)	(7)	(86)
Equity in net (income) of unconsolidated affiliates	-	-	-	(36)
Total interest and other expense	2,831	925	6,622	3,009
NET (LOSS)/INCOME BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(4,530)	2,133	(10,386)	720
INCOME TAXES	-	-	-	-
NET (LOSS)/INCOME FROM CONTINUING OPERATIONS	(4,530)	2,133	(10,386)	720
DISCONTINUED OPERATIONS
Loss from discontinued operations	-	(461)	-	(787)
NET (LOSS)/INCOME	(4,530)	1,672	(10,386)	(67)
Other comprehensive (loss)/income:
Fair market value adjustment for available-for-sale investment	(506)	(990)	3,874	1,030
Reclass for disposition	-	-	(6,621)	-
Total other comprehensive (loss)/income	(506)	(990)	(2,747)	1,030
COMPREHENSIVE (LOSS)/INCOME	$(5,036)	$682	$(13,133)	$963

General partner’s interest in net (loss)/income:
Net (loss)/income from continuing operations	$(24)	$2	$(51)	$(15)
Net (loss) from discontinued operations	-	(1)	-	(3)
General partner’s interest in net (loss)/income	$(24)	$1	$(51)	$(18)
Common unitholders’ interest in net (loss)/income:
Net (loss)/income from continuing operations	$(5,228)	$445	$(11,144)	$(3,088)
Net (loss) from discontinued operations	-	(420)	-	(715)
Common unitholders’ interest in net (loss)/income:	$(5,228)	$25	$(11,144)	$(3,803)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss)/income from continuing operations	$(457)	$42	$(979)	$(295)
Net (loss) from discontinued operations	-	(40)	-	(69)
Subordinated unitholders’ interest in net (loss)/income:	$(457)	$2	$(979)	$(364)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$1,179	$1,644	$1,788	$4,118
Net income from discontinued operations	-	-	-	-
Preferred unitholders’ interest in net income	$1,179	$1,644	$1,788	$4,118
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss)/income per unit from continuing operations	$(0.40)	$0.03	$(0.86)	$(0.24)
Net (loss) per unit from discontinued operations	-	(0.03)	-	(0.05)
Net (loss) per common unit, basic	$(0.40)	$-	$(0.86)	$(0.29)
Subordinated units
Net (loss)/income per unit from continuing operations	(0.40)	$0.03	$(0.86)	$(0.24)
Net (loss) per unit from discontinued operations	-	(0.03)	-	(0.05)
Net (loss) per subordinated unit, basic	$(0.40)	$-	$(0.86)	$(0.29)
Preferred units
Net income per unit from continuing operations	$0.79	$1.10	$1.19	$2.75
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, basic	$0.79	$1.10	$1.19	$2.75
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss)/income per unit from continuing operations	$(0.40)	$0.03	$(0.86)	$(0.24)
Net (loss) per unit from discontinued operations	-	(0.03)	-	(0.05)
Net (loss) per common unit, diluted	$(0.40)	$-	$(0.86)	$(0.29)
Subordinated units
Net (loss)/income per unit from continuing operations	$(0.40)	$0.03	$(0.86)	$(0.24)
Net (loss) per unit from discontinued operations	-	(0.03)	-	(0.05)
Net (loss) per subordinated unit, diluted	$(0.40)	$-	$(0.86)	$(0.29)
Preferred units
Net income per unit from continuing operations	$0.79	$1.10	$1.19	$2.75
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, diluted	$0.79	$1.10	$1.19	$2.75

Weighted average number of limited partner units outstanding, basic:
Common units	13,098	12,994	13,035	12,942
Subordinated units	1,146	1,236	1,146	1,236
Preferred units	1,500	1,500	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	13,098	12,994	13,035	12,942
Subordinated units	1,146	1,236	1,146	1,236
Preferred units	1,500	1,500	1,500	1,500

10

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Third Quarter 2018	Third Quarter 2017	Year to Date 2018	Year to Date 2017*
Net (loss) from continuing operations	$(4.5)	$2.1	$(10.4)	$0.7
Plus:
Depreciation, depletion and amortization (DD&A)	5.6	5.1	16.7	16.0
Interest expense	2.8	1.0	6.6	3.1
EBITDA from continuing operations*	3.9	8.2	12.9	19.9
Plus: Provision for doubtful accounts	0.3	-	0.3	-
Adjusted EBITDA from continuing operations	4.2	8.2	13.2	19.9
EBITDA from discontinued operations	-	(0.3)	-	(0.3)
Adjusted EBITDA	$4.2	$7.9	$13.2	$19.6

* Totals may not foot due to rounding

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions)
Net cash provided by operating activities	$0.9	$5.9	$7.5	$13.2
Plus:
Increase in net operating assets	-	2.0	-	6.9
Gain on sale of assets	0.8	0.1	7.2	0.1
Interest expense	2.8	1.0	6.6	3.1
Decrease in deferred revenue	0.9	-	-	-
Equity in net income of unconsolidated affiliate	-	-	-	0.1
Less:
Decrease in net operating assets	0.1	-	4.6	-
Amortization of advance royalties	0.1	0.3	0.5	0.9
Amortization of debt issuance costs	0.6	0.4	1.4	1.1
Amortization of debt discount	0.1	-	0.3	-
Loss on retirement of advanced royalties	-	-	0.1	0.1
Increase in provision for doubtful accounts	0.3	-	0.3	-
Equity-based compensation	-	-	0.2	0.3
Accretion on asset retirement obligations	0.3	0.4	1.0	1.4
EBITDA†	$3.9	$7.9	$12.9	$19.6
Plus: Non-cash bad debt expense	0.3	-	0.3	-
Adjusted EBITDA†	4.2	7.9	13.2	19.6
Less: EBITDA from discontinued operations	-	(0.3)	-	(0.3)
Adjusted EBITDA from continuing operations †	$4.2	$8.2	$13.2	$19.9

11